EXHIBIT 2

                               VOTING AGREEMENT

          This VOTING AGREEMENT (this "Agreement"), dated as of August 2, 2000,
                                       ---------
is entered into by and among Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., James A. Cusumano and Ricardo B. Levy (each a "Stockholder Party"), Synotex Company, Inc. a
                             -----------------
Delaware corporation ("Parent"), and Catalytica, Inc., a Delaware corporation
                       ------
(the "Company").
      -------

          WHEREAS, simultaneously with the execution of this Agreement, Parent, Synotex Acquisition Corporation, a wholly owned subsidiary of Parent ("Sub"),
                                                                       ---
and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger
                                                                  ------
Agreement"), providing, among other things, for Sub to merge with and into the
---------
Company (the "Merger"); and
              ------

          WHEREAS, as of the date hereof, each Stockholder Party is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, (a) the shares of common stock, par value $0.001 per share ("Ordinary Common Stock"), of the Company, (b) the shares of Class A common
  ---------------------
stock, par value $0.001 per share ("Class A Common Stock"), of the Company
                                    --------------------
and/or (c) the shares of Class B common stock, par value $0.001 per share ("Class B Common Stock" and, together with the Ordinary Common Stock and the
  --------------------
Class A Common Stock, "Common Stock"), of the Company set forth in Schedule A
                       ------------
(the "Owned Shares"), in each case together with the associated preferred stock
      ------------
purchase rights issued pursuant to that certain Rights Agreement, dated as of October 23, 1996, as amended as of July 28, 1997 and as amended as of the date hereof, between the Company and ChaseMellon Shareholder Services, L.L.P., a New Jersey limited liability company; and

          WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that each Stockholder Party enter into this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Certain Definitions.  Capitalized terms used but not defined in
             -------------------
this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

          "Affiliate" means, with respect to any specified Person, any Person
           ---------
that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder Party, "Affiliate"
                                                                    ---------
shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

          "Alternative Transaction" has the meaning set forth in Section 2(b)
           -----------------------
hereof.

          "Beneficially Owned" or "Beneficial Ownership" with respect to any
           ------------------      --------------------
securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase "within 60 days" in paragraph
(d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "Group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

          "Beneficial Owner" with respect to any securities means a Person who
           ----------------
has Beneficial Ownership of such securities.

          "Company Meeting" has the meaning set forth in Section 3 hereof.
           ---------------

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
           ------------

          "Person" means an individual, corporation, partnership, limited
           ------
liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Proposed Business Combination" means the transactions contemplated by
           -----------------------------
the Merger Agreement.

          "Transfer" means, with respect to a security, the sale, transfer,
           --------
pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer"
                                                                       --------
shall have a correlative meaning.

          2.  No Disposition or Solicitation.
              ------------------------------

          (a) Each Stockholder Party agrees that from and after the date hereof through the record date with respect to the Company Meeting (as defined below), except as contemplated by this Agreement, such Stockholder Party will not Transfer or agree to Transfer any Common Stock Beneficially Owned by such Stockholder Party other than with Parent's prior written consent, or grant any proxy or power-of-attorney with respect to any such Common Stock other than pursuant to this Agreement; provided, however, that any Transfer after the record date with respect to the Company Meeting shall not include a proxy or other ability of the transferee to vote such shares.

          (b) Each Stockholder Party agrees that from and after the date hereof, except as contemplated by Section 12 of this Agreement, such Stockholder Party and its Affiliates and representatives, will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries other than the Proposed Business Combination (an "Alternative Transaction").
 -----------------------

          (c) Each Stockholder Party agrees that unless required by applicable law, neither such Stockholder Party nor any of such Stockholder Party's Affiliates shall make any press release, public announcement or other communication with respect to Parent or the business or affairs of the Company or its subsidiaries, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Each Stockholder Party acknowledges and agrees that the terms of this Agreement shall be disclosed in connection with the announcement of the Merger Agreement.

          3.  Stockholder Vote.  Each Stockholder Party agrees that (i) at such
              ----------------
time as the Company conducts a meeting of or otherwise seeks a vote or consent of its stockholders for the purpose of approving and/or adopting the Merger Agreement and the Merger (such meeting or any adjournment thereof, or such consent process, the "Company Meeting"), such Stockholder Party will vote, or
                      ---------------
provide a consent with respect to, all Common Stock having voting rights (including the Owned Shares) then Beneficially Owned by such Stockholder Party in favor of the Merger Agreement and the Merger and (ii) such Stockholder Party will (at any meeting of stockholders or in connection with any consent solicitation) vote its shares of Common Stock (including the Owned Shares) against, and it will not consent to, any Alternative Transaction or any action that would delay, prevent or frustrate the transactions contemplated by the Merger Agreement.

          Without limiting the foregoing, it is understood that the obligations under clause (i) above shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of approving the Merger Agreement and the Merger regardless of the position of the Company's board of directors as to the Merger or the Proposed Business Combination at the time of such meeting, and that the obligations under clause (ii) above shall continue to the extent set forth in Section 10.

          4.  Reasonable Efforts to Cooperate.  Each Stockholder Party will (a)
              -------------------------------
use all reasonable efforts to cooperate with the Company in connection with the transactions contemplated by the Merger Agreement, (b) promptly take such reasonable actions as are necessary or appropriate to consummate such transactions, and (c) provide any information reasonably requested by the Company, Parent or Sub for any regulatory application or filing made or approval sought for such transactions (including filings with the Securities and Exchange Commission).

          5.  Additional Stock. Each Stockholder Party agrees that any
              ----------------
additional shares of Common Stock acquired by such Stockholder Party or over which it acquires Beneficial Ownership, whether pursuant to existing stock option agreements, warrants or otherwise, shall be subject to the provisions of this Agreement.

          6.  Proxy Matters.  Each Stockholder Party represents and warrants to
              -------------
Parent that any proxies heretofore given in respect of its shares of Common Stock are not irrevocable, and that any such proxies are hereby revoked.

          7.  Covenant of Stockholder Parties.  Each Stockholder Party agrees
              -------------------------------
that it will take all action necessary to (i) permit (a) such Stockholder Party's Owned Shares to be acquired in the Merger and (b) the voting of such Stockholder Party's Owned Shares in accordance with the terms of this Agreement and (ii) prevent creditors in respect of any pledge of such Stockholder Party's Owned Shares from exercising their rights under such pledge.

          8.  Representations, Warranties and Covenants of Stockholder Parties.
              ----------------------------------------------------------------
Each Stockholder Party hereby represents and warrants to, and agrees with, Parent as follows:

          (a) Such Stockholder Party has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder Party who is not a natural person, no other proceedings or actions on the part of such Stockholder Party are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b) This Agreement has been duly and validly executed and delivered by such Stockholder Party and constitutes the valid and binding agreement of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms except to the extent limited by (i) applicable bankruptcy, insolvency or similar laws affecting creditors' rights or (ii) general equity principles, whether at law or in equity.

          (c) Each Stockholder Party is the sole Beneficial Owner of such Stockholder Party's Owned Shares. Each Stockholder Party has good and marketable title (which may include holding in nominee or "street" name) to all of such Stockholder Party's Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement and the restrictions on Transfer under applicable securities laws). The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder Party and neither such Stockholder Party nor any of such Stockholder Party's Affiliates is the Beneficial Owner of, or has any right to acquire (whether currently upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock.

          (d) Neither the execution and delivery of this Agreement by such Stockholder Party nor the consummation of the transactions contemplated hereby will (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) by such Stockholder Party under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder Party is a party or by which such Stockholder Party or any of the Owned Shares is bound (or, in the case of each Stockholder Party that is not a natural person, such Stockholder Party's constituent documents); (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that is binding on such Stockholder Party; or (iii) constitute a violation by such Stockholder Party of any law or regulation of any jurisdiction.

          (e) Each Stockholder Party understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder Party's execution, delivery and performance of this Agreement.

          9.  Representations and Warranties of Parent.  Parent represents and
              ----------------------------------------
warrants to the Stockholder Parties that Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent will not constitute a violation of, conflict with or result in a default under, (i) any contract, understanding or arrangement to which Parent is a party or by which it is bound or requires the consent of any other Person or any party pursuant thereto, (ii) any judgment, decree or order applicable to Parent, or (iii) any law, rule or regulation of any governmental body, in each case except for violations, conflicts or defaults that would not have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; and this Agreement constitutes a legal, valid and binding agreement on the part of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by principles applicable to creditors' rights generally or governing the availability of equitable relief. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent.

          10. Termination.  This Agreement, and all rights and obligations of
              -----------
the parties hereunder, shall terminate on the earliest of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated.

          11. Miscellaneous.
              -------------

          (a) This Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made.

          (b) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (c) Except with respect to a Transfer permitted by this Agreement after the record date with respect to the Company Meeting, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent may assign any or all rights under this Agreement to Sub
--------
or any other subsidiary of Parent. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          (d) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that Parent may
                                                  --------
waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing executed by Parent.

          (e) All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the address for such party set forth below.

               (i) If to a Stockholder Party, to such Stockholder Party at the address set forth beside its name on Schedule A hereto with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, N.Y. 10017
               Fax: (212) 450-3800
               Attention: John Bick, Esq.

               and to:

               Wilson Sonsini Goodrich & Rosati,
               Professional Corporation
               One Market, Spear Tower
               San Francisco, California 94105
               Fax: (415) 947-2099
               Attention: Michael J. Kennedy, Esq.

               (ii)  If to Parent, to:

               Synotex Company, Inc.
               One Columbia Nitrogen Road
               Augusta, GA 30903
               Fax: (706) 849-6999
               Attention: Corporate Secretary

               (iii) With a copy to:

               DSM, N.V.
               Legal Department
               Het Overloon 1, Heerlen
               P.O. Box 6500, 6401 JH Heerlen
               The Netherlands
               Fax: 011-31-45-5787087
               Attention: Ton C. M. van der Put, Esq.

               and

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York 10006
               Fax: (212) 225-3999
               Attention: William A. Groll, Esq.

               (iv)  if to the Company:

               Catalytica, Inc.

               430 Ferguson Drive
               Mountain View, California 94043
               Fax: (650) 960-8754
               Attention: Chief Financial Officer

               with a copy to:

               Wilson Sonsini Goodrich & Rosati,
               Professional Corporation
               One Market, Spear Tower
               San Francisco, California 94105
               Fax: (415) 947-2099
               Attention: Michael J. Kennedy, Esq.


or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

          (f) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

          (g) Each Stockholder Party acknowledges and agrees that in the event of any breach of this Agreement, Parent would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) each Stockholder Party will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) Parent shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.

          (h) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

          (j) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (k) This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

          12.  Stockholder Capacity.  No Stockholder Party executing this
               --------------------
Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer. Each Stockholder Party executing this Agreement does so solely in such Stockholder Party's capacity as the record and/or beneficial owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder Party in his or her capacity as an officer or director of the Company; provided, that nothing in this Section 12 shall be deemed to permit any Stockholder Party to take any action prohibited by the Merger Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

          MORGAN STANLEY CAPITAL PARTNERS III, L.P.
          MORGAN STANLEY CAPITAL INVESTORS, L.P.
          MSCP III 892 INVESTORS, L.P.

          By: MSCP III, LLC, as General Partner of each
              of the limited partnerships named above



          By: Morgan Stanley Capital Partners III, Inc.,
              as Member



          By: /s/ Howard Hoffen
                  -----------------------------
                  Howard Hoffen
                  Managing Director



          JAMES A. CUSUMANO


          /s/ James A. Cusumano
          -------------------------------------


          RICARDO B. LEVY

          /s/ Ricardo B. Levy
          -------------------------------------


                      SIGNATURE PAGE TO VOTING AGREEMENT

                                   SYNOTEX COMPANY, INC.

                                   By: /s/ Arnold Gratama van Andel
                                           -------------------------------
                                           Arnold Gratama van Andel
                                           Chairman and President


                      SIGNATURE PAGE TO VOTING AGREEMENT

                                   CATALYTICA, INC.


                                   By: /s/ Ricardo B. Levy
                                           ------------------------------
                                           Ricardo B. Levy
                                           President and Chief Executive Officer


                      SIGNATURE PAGE TO VOTING AGREEMENT

                                                                 SCHEDULE A
                                                                 ----------

                              STOCKHOLDER PARTIES
                              -------------------

Name and Address                                Shares
----------------                                ------
Morgan Stanley Capital Partners III, L.P.       Class A Common Stock:                11,738,101
1221 Avenue of the Americas                     Class B Common Stock:                10,375,880
New York, New York 10020
Fax: (212) 762-7951
Attention: Howard Hoffen

Morgan Stanley Capital Investors, L.P.          Class A Common Stock:                 1,201,776
1221 Avenue of the Americas                     Class B Common Stock:                 1,062,308
New York, New York 10020
Fax: (212) 762-7951
Attention: Howard Hoffen

MSCP III 892 Investors, L.P.                    Class A Common Stock:                   330,123
1221 Avenue of the Americas                     Class B Common Stock:                   291,812
New York, New York 10020
Fax: (212) 762-7951
Attention: Howard Hoffen

James A. Cusumano                               Ordinary Common Stock:                  660,984
430 Ferguson Drive                              Options exercisable in 60 days:          75,356
Mountain View, California 94043-5272
Fax: (805) 646-2450

Ricardo B. Levy                                 Ordinary Common Stock:                  760,368
430 Ferguson Drive                              Options exercisable in 60 days:         161,312
Mountain View, California 94043-5272
Fax: (650) 968-8754